Exhibit 99.1

April 17, 2025
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Reports 2025 First-Quarter Earnings
Exceptional Q1 Results Highlighted by Growth in Loans and Deposits, Expanded Net Interest Income, and Continued Strong Performance in Fee Revenue, Driving Robust Year-Over-Year Profit Growth

2025 First-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.34, unchanged from the prior quarter, and $0.08 higher than the year-ago quarter. Excluding the after-tax impact of Notable Items, EPS was higher by $0.06 from the year-ago quarter.
•Net interest income increased $31 million, or 2%, from the prior quarter, and $139 million, or 11%, from the year-ago quarter.
•Total deposit costs were 2.03%, down 13 basis points from the prior quarter.
•Noninterest income decreased $65 million, or 12%, from the prior quarter, to $494 million. From the year-ago quarter, noninterest income increased $27 million, or 6%.
•Average total loans and leases increased $2.7 billion, or 2%, from the prior quarter to $130.9 billion, and increased $8.9 billion, or 7%, from the year-ago quarter.
◦Average commercial loans grew $2.2 billion or 3% from the prior quarter and $5.8 billion or 8% from the year-ago quarter.
◦Average consumer loans grew $491 million or 1% from the prior quarter and $3.1 billion or 6% from the year-ago quarter.
•Average total deposits increased $2.2 billion, or 1%, from the prior quarter and $10.9 billion, or 7%, from the year-ago quarter.
•Net charge-offs of 0.26% of average total loans and leases for the quarter, 4 basis points lower than the prior quarter.
•Nonperforming asset ratio of 0.61% at quarter end, 2 basis points lower than the prior quarter.
•Allowance for credit losses (ACL) of $2.5 billion, or 1.87% of total loans and leases, at quarter end, an increase of $32 million from the prior quarter.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.6%, at March 31, 2025, up from 10.5% in the prior quarter. Adjusted Common Equity Tier 1, including the effect of AOCI, was 8.9%, up from 8.7% in the prior quarter.
•Tangible common equity (TCE) ratio of 6.3%, up from 6.1% in the prior quarter and 6.0% from a year ago.
•Tangible book value per share of $8.80, up $0.47, or 6%, from the prior quarter and up $1.03, or 13%, from a year ago.
•The Board of Directors approved a $1 billion share repurchase authorization.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2025 first quarter of $527 million, or $0.34 per common share, a decrease of $3 million from the prior quarter, and an increase of $108 million, or 26%, from the year-ago quarter.
Return on average assets was 1.04%, return on average common equity was 11.3%, and return on average tangible common equity (ROTCE) was 16.7%.
CEO Commentary:
“Our first quarter results were highlighted by continued profit growth driven by increased loans and deposits, expanded net interest margin, growth of fee revenues, and rigorous expense management," said Steve Steinour, chairman, president, and CEO. "Our outlook for the year remains positive as our organic growth continues to significantly outpace our peer group driven by both our existing businesses and new initiatives. Our teams are executing exceptionally well as we manage overall funding costs lower and drive fee revenues higher. While we closely monitor the external environment, we are very well positioned to operate across a range of potential economic scenarios."

“We have continued to invest in new revenue-producing opportunities and have expanded our capabilities in the commercial and regional bank. These investments are delivering results, evidenced by robust loans and deposits across North Carolina, South Carolina and Texas regions, new commercial specialty banking areas, as well as fee businesses."

“Credit quality performed very well, with improved net-charge offs compared to the previous quarter and 2024 overall, reflecting our credit management approach in line with our aggregate moderate-to-low risk appetite. This is a competitive advantage and we are confident in our ability to outperform through-the-cycle.”

“We are operating from a position of strength. Over many years Huntington has maintained a disciplined approach to risk, which has driven our robust capital and liquidity metrics and has resulted in top quartile credit performance. Huntington has demonstrated our ability to execute and capitalize on disruptions in the market, and we believe we are very well positioned to manage through the evolving economic outlook."

Table 1 – Earnings Performance Summary

	2025	2024
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$527	$530	$517	$474	$419
Diluted earnings per common share	0.34	0.34	0.33	0.30	0.26

Return on average assets	1.04%	1.05%	1.04%	0.98%	0.89%
Return on average common equity	11.3	11.0	10.8	10.4	9.2
Return on average tangible common equity	16.7	16.4	16.2	16.1	14.2
Net interest margin	3.10	3.03	2.98	2.99	3.01
Efficiency ratio	58.9	58.6	59.4	60.8	63.7

Tangible book value per common share	$8.80	$8.33	$8.65	$7.89	$7.77
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$188,299	$185,222	$181,891	$178,062	$173,764
Average loans and leases	130,862	128,158	124,507	123,376	121,930
Average total deposits	161,600	159,405	156,488	153,578	150,728

Tangible common equity / tangible assets ratio	6.3%	6.1%	6.4%	6.0%	6.0%
Common equity Tier 1 risk-based capital ratio (1)	10.6	10.5	10.4	10.4	10.2

NCOs as a % of average loans and leases	0.26%	0.30%	0.30%	0.29%	0.30%
NAL ratio	0.56	0.60	0.58	0.59	0.58
ACL as a % of total loans and leases	1.87	1.88	1.93	1.95	1.97
(1)March 31, 2025 figure is estimated.
Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended March 31, 2025			$527	$0.34
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	$(3)	$(2)	$—

Three Months Ended December 31, 2024			$530	$0.34
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	$3	$2	$—

Three Months Ended March 31, 2024			$419	$0.26
•	FDIC DIF special assessment (3)	$(32)	$(25)	$(0.02)
•	Staffing efficiencies expense (4)	(7)	(5)	—
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in deposit and other insurance expense.
(4)Staffing efficiencies includes severance expense recorded in personnel costs.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Total Revenue

	2025	2024
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,426	$1,395	$1,351	$1,312	$1,287	2%	11%
FTE adjustment	15	14	13	13	13	7	15
Net interest income - FTE	1,441	1,409	1,364	1,325	1,300	2	11
Noninterest income	494	559	523	491	467	(12)	6
Total revenue - FTE	$1,935	$1,968	$1,887	$1,816	$1,767	(2)%	10%
Table 4 – Net Interest Margin Summary

	2025	2024
	First	Fourth	Third	Second	First	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.39%	5.42%	5.62%	5.62%	5.54%	(3)	(15)
Total loans and leases	5.87	5.89	6.05	6.01	5.92	(2)	(5)
Total securities	4.01	4.10	4.26	4.29	4.19	(9)	(18)
Total interest-bearing liabilities	2.86	3.01	3.32	3.34	3.23	(15)	(37)
Total interest-bearing deposits	2.48	2.65	2.94	2.94	2.85	(17)	(37)

Net interest rate spread	2.53	2.41	2.30	2.28	2.31	12	22
Impact of noninterest-bearing funds on margin	0.57	0.62	0.68	0.71	0.70	(5)	(13)
Net interest margin	3.10%	3.03%	2.98%	2.99%	3.01%	7	9
See Page 8 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2025 first quarter increased $141 million, or 11%, from the 2024 first quarter. The results primarily reflect a $14.5 billion, or 8%, increase in average earning assets and a 9 basis point increase in the net interest margin (NIM) to 3.10%, partially offset by a $15.1 billion, or 11%, increase in average interest-bearing liabilities. The 9 basis point increase in NIM was reflective of a decrease in cost of funding, the impact of hedging, and the benefit of higher interest recoveries and other activity, partially offset by a decrease in yields on interest earning assets.
Compared to the 2024 fourth quarter, FTE net interest income increased $32 million, or 2%, driven by an increase in NIM of 7 basis points to 3.10%, and an increase in average earning assets of $3.1 billion, or 2%, partially offset by an increase in average interest-bearing liabilities of $3.8 billion, or 3%. The 7 basis point increase in NIM was reflective of a decrease in cost of funding, the impact of hedging, and the benefit of higher interest recoveries and other activity, partially offset by a decrease in yields on interest earning assets.

Table 5 – Average Earning Assets

	2025	2024
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$57.6	$55.1	$52.2	$51.7	$50.6	4%	14%
Commercial real estate	11.0	11.3	11.7	12.2	12.6	(2)	(12)
Lease financing	5.5	5.4	5.2	5.1	5.1	1	8
Total commercial	74.1	71.8	69.1	69.0	68.3	3	8
Residential mortgage	24.3	24.1	24.1	23.9	23.7	1	2
Automobile	14.7	14.4	13.6	13.0	12.6	2	17
Home equity	10.1	10.1	10.1	10.1	10.1	—	1
RV and marine	6.0	6.0	6.0	6.0	5.9	(1)	1
Other consumer	1.8	1.7	1.6	1.5	1.4	4	24
Total consumer	56.8	56.3	55.4	54.4	53.7	1	6
Total loans and leases	130.9	128.2	124.5	123.4	121.9	2	7
Total securities	45.2	45.4	44.2	43.0	41.6	—	9
Interest-earning deposits with banks	11.6	11.0	12.5	11.1	9.8	5	19
Other earning assets	0.6	0.7	0.7	0.6	0.5	(14)	28
Total earning assets	$188.3	$185.2	$181.9	$178.1	$173.8	2%	8%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2025 first quarter increased $14.5 billion, or 8%, from the year-ago quarter, primarily reflecting a $8.9 billion, or 7%, increase in average total loans and leases and a $3.6 billion, or 9%, increase in average total securities. Average loan and lease balance increases were led by growth in average commercial loans of $5.8 billion, or 8%, primarily driven by a $6.9 billion, or 14%, increase in average commercial and industrial loans, partially offset by a $1.5 billion, or 12%, decrease in average commercial real estate loans. Additionally, average consumer loans increased by $3.1 billion, or 6%, primarily driven by a $2.1 billion, or 17%, increase in average automobile loans.
Compared to the 2024 fourth quarter, average earning assets increased $3.1 billion, or 2%, primarily reflecting a $2.7 billion, or 2%, increase in average total loans and leases. Average loan and lease balance increases were driven by an increase in average commercial loan balances of $2.2 billion, or 3%, primarily driven by a $2.4 billion, or 4%, increase in average commercial and industrial loans. Average consumer loans increased $491 million or 1%, primarily due to an increase in average automobile loans.

Table 6 – Liabilities

	2025	2024
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$28.9	$29.6	$28.8	$29.6	$29.9	(2)%	(3)%
Demand deposits - interest-bearing	43.6	41.8	41.9	39.4	38.5	4	13
Total demand deposits	72.5	71.4	70.7	69.0	68.4	2	6
Money market deposits	60.2	58.3	55.5	53.6	51.3	3	17
Savings deposits	14.9	14.6	14.9	15.4	15.6	1	(5)
Time deposits	14.0	15.1	15.3	15.6	15.4	(7)	(9)
Total deposits	$161.6	$159.4	$156.5	$153.6	$150.7	1%	7%

Short-term borrowings	$1.4	$1.2	$0.8	$1.2	$1.3	15%	11%
Long-term debt	16.9	16.1	15.9	15.1	13.8	5	23
Total debt	$18.3	$17.3	$16.7	$16.3	$15.1	6%	22%

Total interest-bearing liabilities	$151.0	$147.2	$144.4	$140.3	$135.9	3%	11%
Total liabilities	185.0	181.8	178.1	175.3	171.0	2	8
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2025 first quarter increased $14.0 billion, or 8%, from the year-ago quarter, driven by increases in average total deposits of $10.9 billion, or 7%, and in average total debt of $3.3 billion, or 22%.
Compared to the 2024 fourth quarter, average total liabilities increased $3.3 billion, or 2%, driven by increases in average total deposits of $2.2 billion, or 1%, and in average total debt of $1.0 billion, or 6%.
Noninterest Income
Table 7 – Noninterest Income

	2025	2024
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$155	$162	$158	$154	$146	(4)%	6%
Wealth and asset management revenue	101	93	93	90	88	9	15
Customer deposit and loan fees	86	88	86	83	77	(2)	12
Capital markets and advisory fees	67	120	78	73	56	(44)	20
Mortgage banking income	31	31	38	30	31	—	—
Leasing revenue	14	19	19	19	22	(26)	(36)
Insurance income	20	22	18	18	19	(9)	5
Net gains (losses) on sales of securities	—	(21)	—	—	—	NM	—
Other noninterest income	20	45	33	24	28	(56)	(29)
Total noninterest income	$494	$559	$523	$491	$467	(12)%	6%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$(3)	$—	$(8)	$(9)	$(2)	NM	50%
NM - Not Meaningful

Total noninterest income for the 2025 first quarter increased $27 million, or 6%, from the year-ago quarter. Wealth and asset management increased $13 million, or 15%, primarily due to increases in trust and investment management account fees. Capital markets and advisory fees increased $11 million, or 20%, primarily due to commercial loan production related capital market activities.
Total noninterest income decreased $65 million, or 12%, compared to the 2024 fourth quarter. Capital markets and advisory fees decreased $53 million, or 44%, primarily due to higher advisory fees in the 2024 fourth quarter. Other noninterest income decreased $25 million, or 56%, due to items including equity and mezzanine investment valuations. These decreases were partially offset by the 2024 fourth quarter recognition of $21 million of net loss on sale of securities as a result of corporate debt securities repositioning.
Noninterest Expense
Table 8 – Noninterest Expense

	2025	2024
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$671	$715	$684	$663	$639	(6)%	5%
Outside data processing and other services	170	167	167	165	166	2	2
Equipment	67	70	65	62	70	(4)	(4)
Net occupancy	65	56	57	51	57	16	14
Marketing	29	28	33	27	28	4	4
Deposit and other insurance expense	37	20	15	25	54	85	(31)
Professional services	22	27	21	26	25	(19)	(12)
Amortization of intangibles	11	12	11	12	12	(8)	(8)
Lease financing equipment depreciation	4	3	4	4	4	33	—
Other noninterest expense	76	80	73	82	82	(5)	(7)
Total noninterest expense	$1,152	$1,178	$1,130	$1,117	$1,137	(2)%	1%
(in thousands)
Average full-time equivalent employees	20.1	20.0	20.0	19.9	19.7	1%	2%
Table 9 - Impact of Notable Items

	2025	2024
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$—	$12	$—	$7
Net occupancy	—	—	1	—	—
Deposit and other insurance expense	3	(3)	(7)	6	32
Total noninterest expense	$3	$(3)	$6	$6	$39

Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2025	2024
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$671	$715	$672	$663	$632	(6)%	6%
Outside data processing and other services	170	167	167	165	166	2	2
Equipment	67	70	65	62	70	(4)	(4)
Net occupancy	65	56	56	51	57	16	14
Marketing	29	28	33	27	28	4	4
Deposit and other insurance expense	34	23	22	19	22	48	55
Professional services	22	27	21	26	25	(19)	(12)
Amortization of intangibles	11	12	11	12	12	(8)	(8)
Lease financing equipment depreciation	4	3	4	4	4	33	0
Other noninterest expense	76	80	73	82	82	(5)	(7)
Total adjusted noninterest expense	$1,149	$1,181	$1,124	$1,111	$1,098	(3)%	5%

Reported total noninterest expense for the 2025 first quarter increased $15 million, or 1%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $51 million, or 5%, primarily driven by higher personnel costs of $39 million, or 6%, due to higher incentive compensation and salary expense, and deposit and other insurance expense increased $12 million, or 55%, impacted by non-recurring adjustments to FDIC insurance expense.
Reported total noninterest expense decreased $26 million, or 2%, from the 2024 fourth quarter. Excluding the impact from Notable Items, noninterest expense decreased $32 million, or 3%, primarily driven by lower personnel costs of $44 million, or 6%, due primarily to a decrease in incentive compensation. Partially offsetting this decrease, deposit and other insurance expense increased $11 million, or 48%, impacted by non-recurring adjustments to FDIC insurance expense.

Credit Quality
Table 11 – Credit Quality Metrics

	2025	2024
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$748	$783	$738	$733	$716
Total other real estate, net	8	8	8	10	10
Other NPAs (1)	48	31	38	37	12
Total nonperforming assets	804	822	784	780	738
Accruing loans and leases past due 90+ days	220	239	224	175	183
NPAs + accruing loans & leases past due 90+ days	$1,024	$1,061	$1,008	$955	$921
NAL ratio (2)	0.56%	0.60%	0.58%	0.59%	0.58%
NPA ratio (3)	0.61	0.63	0.62	0.63	0.60
(NPAs+90 days)/(Loans+OREO)	0.77	0.82	0.80	0.77	0.75
Provision for credit losses	$115	$107	$106	$100	$107
Net charge-offs	86	97	93	90	92
Net charge-offs / Average total loans and leases	0.26%	0.30%	0.30%	0.29%	0.30%
Allowance for loans and lease losses (ALLL)	$2,263	$2,244	$2,235	$2,304	$2,280
Allowance for unfunded lending commitments	215	202	201	119	135
Allowance for credit losses (ACL)	$2,478	$2,446	$2,436	$2,423	$2,415
ALLL as a % of:
Total loans and leases	1.71%	1.73%	1.77%	1.85%	1.86%
NALs	302	286	303	314	318
NPAs	281	273	285	296	309
ACL as a % of:
Total loans and leases	1.87%	1.88%	1.93%	1.95%	1.97%
NALs	331	312	330	331	337
NPAs	308	297	311	311	327
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $804 million, or 0.61%, of total loans and leases, OREO and other NPAs, compared to $738 million, or 0.60%, a year-ago. Nonaccrual loans and leases (NALs) were $748 million, or 0.56% of total loans and leases, compared to $716 million, or 0.58% of total loans and leases, a year-ago. The increase in NPAs was driven by increases in other NPAs and commercial and industrial NALs. On a linked quarter basis, NPAs decreased $18 million, or 2%, and NALs decreased $35 million, or 4%. The decrease in NPAs was primarily driven by a decrease in commercial and industrial NALs.
The provision for credit losses increased $8 million on both a year-over-year and quarter-over-quarter basis to $115 million in the 2025 first quarter. Net charge-offs (NCOs) decreased $6 million year-over-year and $11 million quarter-over-quarter to $86 million. NCOs represented an annualized 0.26% of average loans and leases in the current quarter, down from 0.30% in each of the year-ago quarter and prior quarter. Commercial and consumer net charge-offs were 0.24% and 0.29%, respectively, for the 2025 first quarter.
The allowance for loan and lease losses (ALLL) decreased $17 million from the year-ago quarter to $2.3 billion, or 1.71% of total loans and leases. The allowance for credit losses (ACL) increased by $63 million from the year-ago quarter to $2.5 billion, or 1.87% of total loans and leases, 1 basis point lower than the prior quarter and 10 basis points lower than the year-ago quarter.

Capital
Table 12 – Capital Ratios

	2025	2024
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	6.3%	6.1%	6.4%	6.0%	6.0%
Common equity tier 1 risk-based capital ratio (1)	10.6	10.5	10.4	10.4	10.2
Regulatory Tier 1 risk-based capital ratio (1)	11.9	11.9	12.1	12.1	12.0
Regulatory Total risk-based capital ratio (1)	14.3	14.3	14.1	14.3	14.1
Total risk-weighted assets (1)	$144.6	$143.7	$142.5	$139.4	$139.6
(1)March 31, 2025 figures are estimated. The capital ratios reflect Huntington’s election to delay the impact of CECL on regulatory capital. As of March 31, 2025, the impact of the CECL deferral was fully phased in, while 75% of the impact of the CECL deferral was phased in at December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.3% at March 31, 2025, an increase from 6.1% at December 31, 2024, driven by changes in accumulated other comprehensive income and an increase in tangible common equity from current period earnings, net of dividends, partially offset by an increase in tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.6% at March 31, 2025, an increase from 10.5% at December 31, 2024, driven by current period earnings, net of dividends, partially offset by the CECL transition adjustment and higher risk-weighted assets during the quarter.
In the first quarter of 2025, Huntington completed a credit linked note transaction, related to an approximately $3.5 billion pool of on-balance sheet prime indirect auto loans, as part of the company's capital optimization strategy. The transaction reduced the risk-weighting on the reference pool of assets by approximately 75%.
The Board of Directors approved a repurchase authorization of up to $1 billion of common shares. The new repurchase authorization does not have an expiration date and may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs, and is subject to the Federal Reserve's capital regulations. The timing of repurchases will be discretionary and depend on factors, including the macroeconomic and interest rate environment, the pace of loan growth, and other factors.

Income Taxes
The provision for income taxes was $122 million in the 2025 first quarter compared to $135 million in the 2024 fourth quarter. The effective tax rate for the 2025 first quarter was 18.6%, compared to 20.1% for the 2024 fourth quarter, with the decrease quarter-over-quarter driven by discrete tax expenses recognized in the prior quarter.
At March 31, 2025, we had a net federal deferred tax asset of $598 million and a net state deferred tax asset of $91 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 17, 2025, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13752707. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 25, 2025 at (877) 660-6853 or (201) 612-7415; conference ID #13752707.
Please see the 2025 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $210 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates 968 branches in 13 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution Regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.